UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 23, 2016, the U.S. District Court for the Southern District of New York (the “Court”) issued an order preliminarily approving the previously announced agreement with the lead plaintiff to settle the purported securities class action litigation, styled In re: Intercept Pharmaceuticals, Inc. Securities Litigation, pending against Intercept Pharmaceuticals, Inc. (the “Company” or “Intercept”) and certain of its officers.

The Court ordered that notice be provided to the class and preliminarily approved the proposed settlement, including the payment of $55 million, of which $10 million will be funded by the Company’s insurers. This settlement payment is expected to be paid into escrow by June 7, 2016, with distribution to the class to occur after the Court has finally approved the settlement and a plan of allocation of those proceeds. It is anticipated that the settlement will not have a material impact on Intercept’s business.

Under the proposed settlement, the defendants do not admit to any liability. The defendants also continue to deny all allegations against them and to maintain that the suit has no merit.

The Court has scheduled a hearing to consider final approval of the proposed settlement on September 8, 2016. Prior to the hearing, notice will be sent to class member with information regarding the terms of the settlement, the plan for allocation and distribution of the settlement funds and claim procedures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: May 25, 2016	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer